Exhibit 99.2
Eddie Bauer Announces Key Executive Appointments
New CFO, General Counsel and Head of Sourcing
to Play Central Operational Roles in Turnaround Strategy
BELLEVUE, Wash., Nov 12, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Eddie Bauer Holdings, Inc. (Nasdaq: EBHI) today announced that it has named three seasoned executives to important operational positions in its senior management team with the addition of Marv Toland as Senior Vice President, Chief Financial Officer; Freya R. Brier as Senior Vice President, General Counsel and Secretary; and Ronn Hall as Senior Vice President, Sourcing and Supply Chain. Together with the Company’s new President and Chief Executive Officer, Neil S. Fiske, this team will be instrumental in advancing the initiatives underlying the Company’s turnaround plan.
Mr. Toland, 46, is a veteran financial officer with a strong operating orientation and experience in the apparel industry. He brings over 20 years of financial leadership experience, joining Eddie Bauer from London Fog Group, where he most recently served as Executive Vice President and Chief Financial Officer with responsibility for the finance, accounting, systems, legal and customer service functions. Prior to joining London Fog in 1999, Mr. Toland was Chief Financial Officer of Brooks Sports, Inc. and previously held a variety of finance-related positions with Exxon Corporation. Over the course of his career, he has demonstrated an outstanding ability to successfully manage complex financial situations and lower costs. Given his background, Mr. Toland will play a key role in both financial and operational strategies at Eddie Bauer including various cost reduction initiatives in 2008. Ms. Brier, 49, is a seasoned general counsel with 24 years of experience including deep public company experience, eleven years in the retailing industry, and broad operating expertise. She most recently served as Senior Vice President, General Counsel and Secretary of Wild Oats Markets, Inc., where she oversaw all legal, real estate and construction, food safety and regulatory, and ethics matters. Prior to joining Wild Oats in 1996, Ms. Brier served as Corporate Counsel at Synergen, Inc., a biotechnology company, and as a Partner with the Colorado law firm of Holme, Roberts & Owen. While at Wild Oats, Ms. Brier played a significant role in the company’s growth and turnaround, in addition to overseeing all legal, public reporting, and governance requirements.
Mr. Hall, 50, is a proven retail industry executive with 22 years of experience in sourcing, design, product development, manufacturing, technical design and quality assurance. He joins Eddie Bauer from Coldwater Creek, where he has served as Vice President of Sourcing and Production since 2004. At Coldwater Creek, Mr. Hall built the company’s sourcing organization from the ground up and was successful in dramatically lowering the company’s production costs and growing gross margin, while improving on-time delivery, product quality and fit. Prior to Coldwater Creek, Mr. Hall was Vice President, Production and Sourcing for Limited Brands Inc. and held positions with Pacific Alliance, J. Crew, Inc., and Kellwood Company.
Mr. Fiske commented, “We could not be more pleased that Marv, Freya and Ronn are joining Eddie Bauer. Each of them is highly accomplished with exceptional skills and experience that will have an immediate benefit for Eddie Bauer. Importantly, they are all high-energy, high-impact executives who know how to make a difference. As a team, they bring complementary backgrounds and areas of expertise that will be critical in driving forward the initiatives that underpin our operational and financial agendas.
“I would like to thank David Taylor, our Interim CFO, for his tremendous contributions during a challenging period for the Company. David will continue working with us through a transition period,” Mr. Fiske concluded.
In connection with these appointments, each executive has been granted 11,000 Restricted Stock Units to become 100% vested after a four-year period in accordance with certain vesting terms. In addition, each executive has been granted options to purchase an aggregate 20,000 shares of Company common stock subject to certain vesting and performance requirements. 4,000 of these shares will vest over a four-year period beginning on the first anniversary of the grant date; 8,000 of these shares will vest if the closing price of the Company common stock reaches $25 per share for 30 consecutive days within five years of the grant date; and 8,000 of these shares will vest if the closing price of the Company common stock reaches $35 per share for 30 consecutive days within seven years of the grant date. These awards constitute inducement awards under NASDAQ Marketplace Rule 4350.
About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 395 apparel and outlet stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com and http://www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
Safe Harbor Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact:
Wendi Kopsick/Micheline Tang
Kekst and Company
212-521-4800